AMENDMENT TO THE TOLL BROTHERS, INC. CASH BONUS PLAN

      WHEREAS, the "outside directors" who have been designated to act as the administrative committee (the "Committee") for the Toll Brothers, Inc. Cash Bonus Plan (the "Plan") desire to amend the Plan in order to revise the terms of the formula by which bonuses are determined and to continue to provide for payment of bonuses in shares of common stock of the Company as well as in cash, based on a per share price to be fixed at the closing price of such shares on December 20, 2000; and

      WHEREAS, the Company is generally authorized under Section 8(b) of the Plan to amend the Plan from time to time in such manner as it may deem advisable, subject to the approval of the Committee, and subject further to disclosure to and approval by the stockholders of the Company, of any amendment that could increase the amount that may be payable as bonuses under the Plan.

      NOW, THEREFORE, the Plan is hereby amended, subject to shareholder approval, as follows:

      1. Section 5 of the Plan is amended, effective for bonuses paid with respect the fiscal year of the Company ending October 31, 2002, and thereafter, to read in its entirety as follows:

"5. Bonus Entitlement

      (a) The Participant shall be entitled to receive a bonus in accordance with the provisions of Section 6 of the Plan only after certification by the Committee that the performance goals set forth in Section 6 have been satisfied. The bonus payment under the Plan shall be paid to each Participant during the last week of December or the first week of January after the close of the fiscal year with respect to which the bonus is to be paid. No bonus shall be payable under the Plan without the prior disclosure of the terms of the Plan to the stockholders of the Company and the approval of the Plan by such stockholders.

      (b) The payment of bonuses under the Plan with respect to the fiscal years ending October 31, 2002, October 31, 2003 and October 31, 2004 shall, notwithstanding anything contained herein to the contrary, be paid in the form of shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), which payments shall be in the form of an award under the terms of the Toll Brothers, Inc. Stock Incentive Plan (1998) (the "1998 Plan"). The number of Shares so awarded shall be determined by dividing the dollar amount of each bonus by the closing price per Share as reported on the New York Stock Exchange for December 20, 2000.

      (c) Notwithstanding the provisions of 5(b) set forth above, the Committee shall have the discretion at any time to terminate the application of Section 5(b), effective no sooner than six months following the Committee's determination to act under this Section 5(c). In the event the Committee terminates the application of Section 5(b), all bonuses payable on or after the effective date of such action shall be payable in cash only.

      (d) Notwithstanding anything to the contrary contained in this Section 5, the Participant may, if he believes that a payment of his bonus in Shares would, as a result of a change in Federal tax laws, or in regulations promulgated thereunder by the IRS, have a material adverse impact on the Participant, request the Committee to either suspend or terminate the application of Section 5(b). Upon receipt of such request from both Participants, the Committee may, at its sole discretion, terminate or suspend the application of Section 5(b), and all bonuses payable under the Plan shall be payable in cash only in accordance with Section 6 until such time as the Committee determines to reinstate Section 5(b), provided, however, that the amount of any such cash payment shall not exceed the value of the bonus that would have been payable if the bonus had been paid in Shares under the terms of the Plan as in effect without regard to this Section 5(d)."

2. Section 6(a) of the Plan is hereby amended, effective for bonuses paid with respect the fiscal year of the Company ending October 31, 2002, and thereafter, to read in its entirety as follows:

      "(a) Each Participant in the Plan is entitled to a bonus which is equal to the sum of the following amounts:

            (i) 1.5% of all Income Before Income Taxes in excess of 10% and up to 20% of Shareholders Equity of the Company as of the end of the last fiscal year of the Company;

            (ii) 3% of all Income Before Income Taxes in excess of 20% and up to 30% of Shareholders Equity of the Company as of the end of the last fiscal year of the Company; and

            (iii) 6% of all Income Before Income Taxes in excess of 30% of Shareholders Equity of the Company as of the end of the last fiscal year of the Company."

      3. In all other respects, the provisions of the Plan shall remain in full force and effect.